EXHIBIT-10.4

Description of Compensatory Plan adopted and set forth in Consent Minutes by the Board of Directors dated February 19, 1997.

The board of directors authorized by unanimous consent action dated February 19, 1997, a compensatory stock bonus and option plan covering issuance of up to 8,000,000 shares of its $0.0001 par value common stock. The Plan included the following grants:

A stock bonus of 1,500,000 shares to Peter N. Hobbs, Vice-President and General Manager of the Company's facilities in Council Bluffs, IA. Additionally, Mr. Hobbs was granted an option to purchase an additional 1,500,000 shares commencing February 19, 1998 for a period of 6 months from that date at an exercise price of $0.025 per share, further provided that Mr. Hobbs was at the time of exercise, an employee of the Company.

Stock compensation of an additional 1,800,000 shares, valued at $0.025 per share, or $45,000 was issued to four individuals for their personal services as an advisory group of Franchise Area Developers.

Payment of 200,000 shares of common stock in lieu of $5,000 accrued salary to the Company's production manager.
Payment of 3,000,000 shares to the Company's special securities counsel in lieu of cash for accrued legal fees. Shares issued pursuant to this plan were registered under Form S-8 with the Securities and Exchange Commission filed on 2/24/97.